Exhibit 10.2

SECURED PROMISSORY NOTE

$140,000.00	April 1, 2015

American Brewing Company, Inc., a Washington corporation ("ABC"), promises to pay to B&R LIQUID ADVENTURE LLC or order ("B&R"), the principal sum of One Hundred Forty Thousand Dollars ($140,000.00), together with interest on the unpaid principal balance from time to time outstanding at an annual rate of ten percent (10%), with all principal and interest due and payable on June 30, 2015 (the Maturity Date).

This Note shall be subject to the following additional provisions:

1.   Security. This Note is secured by, among other things, that certain Security Agreement (the "Security Agreement") of even date herewith executed by ABC for the benefit of B&R, as beneficiary.

2.   Prepayment. This Note may be prepaid, at any time, in whole or in part, without premium or penalty, as long as any principal prepayment is accompanied by a payment of interest accrued to the date of prepayment on the amount prepaid.

3.   Application of Payments. Each payment under this Note shall be credited first to interest then due and any remainder to principal.

4.   Default. On (a) ABC's failure to pay any sum due under this Note when it becomes due and payable, (b) the occurrence of an Event of Default under the Security Agreement, or (c) any breach of any other promise or obligation in this Note or in any other instrument now or after this date securing the indebtedness evidenced in this Note (collectively, a Default), then, and in any of such event, B&R may, at its option, declare this Note (including, without limitation, all accrued interest) to be immediately due and payable, regardless of its Maturity Date. ABC expressly waives notice of the exercise of this option.

5.   Costs of Collection. If this Note is not paid when due, whether on the Maturity Date or on acceleration of this Note, ABC promises to pay all collection costs, including, but not limited to, attorney fees and court costs, whether or not suit is filed on this Note.

6.   Waiver of Presentment. ABC and all persons liable or to become liable on this Note waive presentment, protest, and demand; notice of protest, demand, and dishonor; and any and all other notices or matters of a like nature.

7.   Default Rate of Interest. On the occurrence of a Default under this Note, the entire unpaid principal balance shall then automatically bear interest at an annual rate equal to ten percent (10.0%) per annum.

8.   Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

9.   Usury. All agreements between ABC and B&R are expressly limited, so that in no event or contingency, whether because of the advancement of the proceeds of this Note, acceleration of maturity of the unpaid principal balance, or otherwise, shall the amount paid or agreed to be paid to B&R for the use, forbearance, or retention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision of this Note or the Security Agreement securing this Note or any other agreement pertaining to this Note, after timely performance of such provision is due, shall involve exceeding the limit of validity prescribed by law that a court of competent jurisdiction deems applicable, then, ipso facto, the obligations to be fulfilled shall be reduced to the limit of such validity. If under any circumstances, B&R shall ever receive as interest an amount that exceeds the highest lawful rate, the amount that would be excessive interest shall be applied to reduce the unpaid principal balance under this Note and not to pay interest, or, if such excessive interest exceeds the unpaid principal balance under this Note, such excess shall be refunded to ABC. This provision shall control every other provision of all agreements between ABC and B&R.

10. Time Is of the Essence. Time is of the essence with respect to all obligations of ABC under this Note.

IN WITNESS WHEREOF, ABC has executed this Secured Promissory Note as of the date first written above.

American Brewing Company, Inc.

/s/ Neil Fallon
Neil Fallon
President